NEWS RELEASE for April 29, 2004 at 8:00AM Eastern Time

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR FIRST QUARTER 2004
Revenues Increase by 58 Percent; Net Income More than Triples;
Product Gross Margins Improve to 64 Percent

        BURLINGTON, MA (April 29, 2004) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments, today announced financial results for the first quarter ended March 31, 2004. The Company’s total revenues and product revenues each increased by 58 percent and its gross profit from product sales improved by 80 percent as compared to the first quarter of 2003. Due to growing sales of the Company’s family of Lux Pulsed Light systems, revenues have increased, product gross margins have improved and the Company has realized net income for the past two years, with a net income improvement of more than three times the net income for the first quarter of 2003. The improvement in product gross margins is primarily due to a higher margin product mix and the effects of increased sales volume. The increase in net income has allowed the Company to improve its cash position over the past year.

        Chief Executive Officer Joseph P. Caruso commented, “This has been an exciting and rewarding quarter for Palomar. We continue to enjoy increased market acceptance of our new product offerings, and we believe we are maintaining our leadership position as an innovator in our markets. Our reputation for leading-edge technology and product reliability has resulted in increased revenue for Palomar over the past two years in the expanding market for light-based cosmetic procedures; a trend we think will continue throughout 2004.”

        Revenues for the quarter ended March 31, 2004, were $10.8 million, up from $6.8 million in the first quarter of 2003. Gross profit from product sales increased to $6.2 million (64 percent of product revenues), up from $3.5 million (57 percent of product revenues) in the year-earlier quarter. The Company reported net income of $1.2 million, or $0.07 per diluted share, for the first quarter of this year, compared to net income of $358,000, or $0.03 per diluted share, for the first quarter of last year.

        During the first quarter of 2004, the Company announced the following events:

        — Received clearance from the U.S. Food and Drug Administration (FDA) to market the LuxV™ handpiece for the treatment of acne. The LuxV is a handpiece attachment for use with Palomar’s family of Lux Pulsed Light systems. The LuxV handpiece offers a long-term acne solution by treating the root cause of acne. The LuxV emits pulses of intense light that alter the structure and function of the sebaceous glands to reduce acne lesions without the many side effects common to drugs while offering longer remission times and improved efficacy rates when compared to other treatments. Acne treatment is the most rapidly growing therapeutic category in the dermatology sector and in the U.S. alone; more than $1.4 billion annually is spent on anti-acne medication and treatment.

        — Awarded a $2.5 million research contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”). PFB, commonly known as “razor bumps”, has been called “the most significant dermatologic disease in the US Army”; affecting combat readiness, unit cohesion, and individual morale of over 50% of African American and Hispanic military personnel.

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Palomar — Page 2

        — Results of a “Markman” ruling in the ongoing patent infringement action brought by Palomar against Cutera, Inc (Nasdaq:CUTR). The ruling represents a major step in Palomar’s efforts to enforce its patent portfolio and will have considerable impact on the case as it proceeds toward trial. If Palomar prevails at trial, Cutera may be ordered to pay millions in damages for past sales and may also be ordered to stop selling any products that perform hair removal. In the ruling, the District Court largely embraced Palomar’s position, finding for Palomar on critical issues.

        — Palomar’s common stock began trading on the Nasdaq National Market System. After meeting all the requirements for listing on the Nasdaq National Market, Palomar upgraded from the Nasdaq Small Cap Market System while retaining the same ticker symbol, PMTI.

        — Launch of its next generation pulsed-light and laser system, the Palomar StarLux™, at the American Academy of Dermatology’s (AAD) Annual Meeting in February. The StarLux is capable of operating all of the pulsed-light handpieces available on prior Palomar pulsed light systems plus the new Lux1064 YAG laser handpiece to treat vascular lesions including leg veins.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 339-2688 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 76868872 and will continue through Wednesday, May 12, 2004. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. Last year, Palomar and the Gillette Company (NYSE: G) entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2003 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary (Amounts in thousands, except per share data):

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Product revenues	$ 9,627,115	$ 6,105,844
Royalty revenues	193,278	235,848
Funded product development revenues	1,013,464	500,000

Total revenues	10,833,857	6,841,692

Costs and expenses:
Cost of product revenues	3,418,513	2,650,811
Cost of royalty revenues	77,311	94,339
Research and development	2,539,163	1,400,672
Selling and marketing	2,681,110	1,545,749
General and administrative	1,087,329	841,543

Total costs and expenses	9,803,426	6,533,114

Income from operations	1,030,431	308,578

Interest income	28,759	15,221
Interest expense	(1,521)	(23,776)
Other income	143,067	58,333

Income from operations	1,200,736	358,356

Provision for income taxes	41,515	--

Net income	$ 1,159,221	$ 358,356

Net income per share:
Basic	$ 0.08	$ 0.03

Diluted	$ 0.07	$ 0.03

Weighted average number of shares outstanding:
Basic	15,063,754	11,889,899

Diluted	17,352,236	13,310,641

— more — Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	March 31, 2004	December 31, 2003
Assets

Current assets:
Cash and cash equivalents	$ 12,959,487	$ 10,558,946
Accounts receivable, net of allowance of $790,453 and $862,114,
respectively	5,764,479	6,637,246
Inventories	4,169,049	3,385,316
Other current assets	671,190	384,785

Total current assets	23,564,205	20,966,293

Property and equipment, net	651,923	582,898

Other assets	111,074	111,074

Total Assets	$ 24,327,202	$ 21,660,265

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 632,996	$ 655,923
Accrued liabilities	4,591,681	4,979,896
Deferred income taxes	1,100,000	1,100,000
Deferred revenue	540,258	560,897

Total current liabilities	6,864,935	7,296,716

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 15,527,671 and 14,554,407 shares, respectively	155,277	145,544
Additional paid-in capital	170,197,584	168,267,820
Accumulated deficit	(152,890,594)	(154,049,815)

Total stockholders' equity	17,462,267	14,363,549

Total liabilities and stockholders' equity	$ 24,327,202	$ 21,660,265

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